UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2016
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MITEK SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-35231	87-0418827
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification number)

8911 Balboa Avenue, San Diego, California 92123

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 309-1700

N/A

(Former name, or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2016, Mitek Systems, Inc. (the “Company,” “we,” or “our”) entered into a sublease with Bridgepoint Education, Inc. (the “Sub landlord”) for our San Diego headquarters (the “Sublease”).  The Sublease is for approximately 28,354 square feet of office space in downtown San Diego, California (the “Premises”).  The term of the Sublease is 43 months and will commence on or about, but not prior to, October 1, 2016, in accordance with the terms of the Sublease.

During the term of the Sublease, the monthly base rent for the Premises will be approximately $28,290 during the first year, $58,409 during the second year, $60,161 during the third year, and $61,966.36 during the fourth and final year.  The Sublease provides that the Sub landlord will provide the Company with a tenant improvement allowance of approximately $311,894.

The information set forth in Item 1.02 below regarding the termination of our current office lease is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On August 16, 2016, we entered into a Lease Termination Agreement (the “Termination Agreement”) with The Realty Associates Fund VIII, L.P (the “Landlord”) which provides for the early termination of the existing lease for our current San Diego headquarters (the “Lease”).  The Lease is being terminated in connection with our execution of the Sublease described above under Item 1.01.  The Lease was previously scheduled to expire in July 2019, however pursuant to the terms of the Termination Agreement it will now terminate on October 31, 2016.  We will not be required to pay the Landlord any termination payments or other penalties in connection with the termination of the Lease.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

By:  /s/ Russell C. Clark

     Russell C. Clark
     Chief Financial Officer

Date:  August 15, 2016